Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form SB-2 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated April 1, 2005 on our audits of the financial statements of Tarpan Therapeutics, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004, for the period from July 16, 2003 (date of inception) to December 31, 2003, and for the period from July 16, 2003 (date of inception) to December 31, 2004. We also consent to the reference to our firm under the caption "Experts."

/s/ J.H. Cohn LLP

Roseland, New Jersey
September 19, 2005